UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE                       91-1506719
(State or other jurisdiction of    (IRS Employer I.D. No.)
  incorporation or  organization)


1801- 16th AVENUE SW, SEATTLE, WASHINGTON   98134-1089
(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635





Item 5.  Other Events

Todd Shipyards Corporation ("Todd" or the "Company") announced today that the US Navy has reduced the scope of work requested to be performed by its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), on the USS Sacramento (AOE 1) during an upcoming availability originally scheduled to begin in the fourth quarter of the Company's current fiscal year. The availability, originally scheduled for 12 weeks, was to include a dry docking of the ship. The current plan is for a five-week, pier-side availability, the dollar value of which is not yet determined. The Sacramento is one of the four AOE class ships originally covered by the Company's six-year, cost-type contract with the Navy, under which the Navy has options to have Todd perform maintenance work on the ships. The contract, which is the Company's fourth consecutive, multi-year contract with the Navy on the AOE class vessels, was awarded on a sole source basis in June, 2001, covering options for work to be performed in the 2001 through 2007 period and was expected to have a notional value of approximately $180 million if all of the options were exercised.

Since that award, the Navy has announced its intention to decommission the USS Rainier (AOE 7) and USS Bridge (AOE 10) for transfer to the Military Sealift Command ("MSC") in calendar years 2003 and 2004, respectively. AOE 7 was transferred to MSC in August 2003. The Company anticipates that MSC will contract for future work on these two vessels on a competitive basis. The potential impact of these transfers on the Company's future revenues will depend on such factors as the expenditures for maintenance by MSC, the Company's capacity to bid on future AOE 7 and AOE 10 work once the ships are transferred, the location of the ships where work is to be performed, and the Company's bidding success if such bids are submitted.

USS Sacramento and sister ship, USS Camden (AOE 2) are approximately 40 years old and require larger crews to operate compared to AOE 7 and AOE
10. There is no assurance that other remaining options on these older ships will be exercised by the Navy in whole or in part.




Item 7.  Financial Statements and Exhibits

(c) Exhibits

28-1 Press Release dated December 29, 2003



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  December 29, 2003.


______________________________
By:  Michael G. Marsh
On Behalf of the Registrant as
Secretary and General Counsel